Exhibit 4.1

CO-SALE AND FIRST REFUSAL AGREEMENT

This CO-SALE AND FIRST REFUSAL AGREEMENT (this “Agreement”) is entered into as of                     , 2005, by and between Stanford International Bank, Ltd., an Antiguan corporation (“Stanford”) and W&R South Pacific, L.P., a Washington limited partnership (“W&R”). This Agreement shall become effective as of the Closing (as defined therein) of that certain Agreement and Plan of Merger dated as of July 25, 2005 among eLandia Solutions, Inc., a Delaware corporation (the “Company”), eLandia AST Acquisition, Inc., a Delaware corporation (“Merger Sub”), AST Telecom, L.L.C., a Delaware limited liability company (“AST”), Stanford and W&R (the “Merger Agreement”). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Merger Agreement.

WHEREAS, pursuant to the Merger Agreement, Merger Sub shall merge with and into AST and W&R shall surrender all of its membership interest units of AST in consideration of its agreement to approve the Merger and the issuance to it of 2,496,673 shares of common stock of the Company;

WHEREAS, the Company’s and W&R’s respective obligations under the Merger Agreement are conditioned upon the execution and delivery of this Agreement; and

WHEREAS, the parties hereto desire to enter into the other agreements set forth herein;

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, the parties agree as follows:

ARTICLE 1

RESTRICTIONS ON TRANSFERS

Section 1.1 General Prohibition on Transfers; Permitted Transfers.

(a) Except as otherwise permitted hereby, Stanford and W&R shall not directly or indirectly sell, assign, pledge, dispose, convey, gift, hypothecate, encumber or otherwise transfer (each, a “Transfer”) to any person (a “Transferee”) any shares of common stock of eLandia (“Shares”) unless Stanford or W&R have complied with all of the terms of this Agreement. Any purported Transfer in violation of any provision of this Agreement shall be void and ineffective and shall not operate to transfer any interest or title to the purported Transferee.

(b) The restrictions contained in this Section 1 shall not apply to any Transfer by Stanford or W&R: (i) to any family member or trust or other similar entity for the benefit of Stanford or W&R, (ii) by will or the laws of descent and distribution, (iii) to any person who is an Affiliate or employee of Stanford or W&R, as such term is defined below; (iv) as approved in writing by the Company; (v) in a Qualified Public Offering as such term is defined below; or (vi) by W&R to Liamatua Tufele, Jr. and Dr. Cecilia Alailima and Dr. Richard Gibson an aggregate amount not to exceed 24,967 Shares (collectively, “Permitted Transferees”); provided, however, that any Transfer made by to a Permitted Transferee pursuant to this Section

1.1 (b) may only be made if the Permitted Transferee, prior to the time of Transfer, agrees in writing to be bound by the terms of this Agreement and provides written notice of such Transfer; further provided, that the obligation to be bound by the terms hereof shall not apply to any compensatory Shares transferred to a Permitted Transferee.

(c) This Agreement shall not be deemed to modify, amend or diminish the effect of that certain Lock-Up Agreement between the Company and W&R of even date herewith (the “Lock-Up Agreement”).

(d) For purposes of this Section:

“Affiliate” means, with respect to any Person, (i) any other Person of which securities or other ownership interests representing more than fifty percent (50%) of the voting interests are, at the time such determination is being made, owned, Controlled or held, directly or indirectly, by such Person or (ii) any other Person which, at the time such determination is being made, is Controlling, Controlled by or under common Control with, such Person. As used herein, “Control”, whether used as a noun or verb, refers to the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a Person, whether through the ownership of voting securities or otherwise.

“Person” means an individual, corporation, trust, partnership, limited liability company, joint venture, unincorporated organization, government body or any agency or political subdivision thereof, or any other entity.

“Qualified Public Offering” means a firm commitment underwritten public offering pursuant to a registration statement filed with the Securities and Exchange Commission and declared effective under the Securities Act of 1933, as amended, that results in cash proceeds to the Company (after deducting applicable underwriting discounts and commissions) of not less than $10 million.

Section 1.2 Right of First Refusal.

(a) Except as otherwise permitted in Section 1.1(b), Transfers of Shares by Stanford or W&R shall not be permitted unless Stanford or W&R has complied with this Section 1.2. If Stanford or W&R intends to Transfer any of its Shares (a “Proposed Seller”), the Proposed Seller shall give prompt written notice (the “Seller’s Notice”) to either Stanford or W&R (as appropriate) at least thirty (30) days prior to the closing of such Transfer, stating that the Proposed Seller intends to make such a Transfer, identifying the name and address of the prospective purchaser or transferee (the “Proposed Transferee”), specifying the number of Shares proposed to be purchased or acquired pursuant to the offer (the “First Refusal Shares”) and specifying the per Share purchase price which the Proposed Transferee has offered to pay for the First Refusal Shares (the “Sale Price”), which Seller’s Notice shall constitute an irrevocable election to sell. A copy of the offer, if available, and a statement of the number of Shares held by the Proposed Seller shall be attached to the Seller’s Notice. The Proposed Transferee shall be unaffiliated with the Proposed Seller.

(b) i) Stanford and W&R shall have the irrevocable and exclusive option to purchase up to the number of the First Refusal Shares at the Sale Price. Within twenty (20)

calendar days of delivery of the Seller’s Notice, the non-selling party shall deliver a written notice to the Proposed Seller stating whether it elects to exercise its option under this Section 1.2(b) and the number of Shares that it desires to purchase, and such notice shall constitute an irrevocable commitment to purchase such Shares.

ii) W&R and Stanford shall be entitled to assign their rights pursuant to Section 1.2 to any Affiliate.

iii) If any Shares are not elected to be purchased pursuant to this Section 1.2, then, subject to Section 1.3 hereof, the Proposed Seller shall be free, for a period of ninety (90) days from the date of the Seller’s Notice, to sell the Shares to the Proposed Transferee, at a price equal to or greater than the Sale Price and upon terms no more favorable to the Proposed Transferee than those specified in the Seller’s Notice. Any Transfer of the remaining First Refusal Shares by the Proposed Seller after the end of such ninety (90) day period or any change in the terms of the sale as set forth in the Notice which are more favorable to the Proposed Transferee shall require a new Seller’s Notice to be delivered and shall give rise anew to the rights provided in the preceding paragraphs.

(c) If Stanford or W&R elects to purchase any or all of the First Refusal Shares mentioned in the Seller’s Notice, the non-selling party shall have the right to purchase the First Refusal Shares for cash consideration whether or not all of the consideration specified in the Seller’s Notice is cash. If any of the consideration to be paid for the First Refusal Shares as stated in the Seller’s Notice is other than cash, the price stated in such Seller’s Notice shall be deemed to be the sum of the cash consideration, if any, specified in such Seller’s Notice, plus the fair market value of the non-cash consideration. The fair market value of the non-cash consideration shall be determined in good faith by the Board of Directors of the Company, and its judgment shall be binding upon the parties to this Agreement.

Section 1.3 Right of Co-Sale.

(a) In addition to the First Refusal right under Section 1.2, Stanford and W&R shall also have a right to participate in the Proposed Seller’s sale of Shares to the Proposed Transferee at the Sale Price (“Co-Sale Right”) on a pro-rata basis. The non-selling party may exercise its Co-Sale Right by delivering written notice to the Proposed Seller within twenty (20) calendar days of delivery of the Seller’s Notice referenced in Section 1.2(a). To the extent Stanford or W&R exercises a Co-Sale Right in accordance with the terms and conditions set forth below, the number of Shares that the Proposed Seller may sell to the Proposed Transferee shall be correspondingly reduced.

(b) The Co-Sale Right notice shall identify the number of shares Stanford or W&R proposes to sell, which may be up to that number of the Company’s Shares held by such stockholder equal to the product obtained by multiplying (i) the aggregate number of Shares proposed for sale in the Seller’s Notice by (ii) a fraction, the numerator of which is the number of Shares owned by the party exercising its Co-Sale Right at the time of the sale or transfer and the denominator of which is the total number of Shares owned by the Proposed Seller and the exercising party at the time of the sale or transfer.

(c) Each exercising party shall effect its participation in the Proposed Seller’s sale of Shares by promptly delivering its Share certificates to the Proposed Seller for transfer to the Proposed Transferee, properly endorsed for transfer, which represent that number of Shares which such exercising party elects to sell.

(d) Upon completion of the Transfer pursuant to this Agreement and the Seller’s Notice, the Proposed Seller shall remit to the appropriate parties that portion of the sale proceeds to which each party is entitled by reason of its participation in such sale. To the extent that any Proposed Transferee refuses to purchase from any stockholder exercising its Co-Sale Rights, the Proposed Seller shall not sell to such Proposed Transferee any of the Shares unless and until, simultaneously with such sale, the Proposed Seller shall purchase such Shares from the exercising stockholder on the same terms as the Proposed Transfer described in the Seller’s Notice.

Section 1.4 Additional Transactions.

The exercise or non-exercise of the rights of Stanford or W&R hereunder to participate in one or more sales made by a Proposed Seller shall not adversely affect their rights to participate in subsequent sales.

ARTICLE 2

CERTIFICATE LEGEND

Section 2.1 Legend on the Shares.

Each certificate representing Shares held by Stanford or W&R or their Permitted Transferees shall be endorsed with the following legend:

“THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED, OR IN ANY MANNER DISPOSED OF EXCEPT IN CONFORMITY WITH THE TERMS OF A CO-SALE AND FIRST REFUSAL AGREEMENT AMONG THE HOLDER AND CERTAIN OTHER STOCKHOLDERS OF THE COMPANY. THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.”

The legend required under Section 2.1 shall be removed upon termination of this Agreement.

ARTICLE 3

GENERAL

Section 3.1 Tax Matters.

In the event that it is determined by the Internal Revenue Service (“IRS”), on a final and binding basis, that the Merger does not qualify as a tax-free transaction to W&R under the Internal Revenue Code, then (upon the written request of the Rose Group) Stanford shall loan an amount not to exceed $1 million to the Rose Group (the “Loan”). The Loan shall be available to the Rose Group at any time following the closing of the Merger and for a period of six years thereafter. The Loan shall be evidenced by a promissory note to be executed by the Rose Group in favor of Stanford (the “Note”). The principal amount of the Note shall bear interest at 8.00% per annum. The entire principal amount of the Note together with all accrued interest thereon shall be due and payable: (i) on the six-year anniversary date of the closing of the Merger or (ii) three years from the date of the IRS determination described above, whichever is later. In order to secure its obligations under the Note, the Rose Group shall grant to Stanford a first priority security interest (with recourse solely against the Shares) in that amount of Shares held by the Rose Group equal to a fraction, the numerator of which is the principal amount of the Loan and the denominator of which is 2.24. The Rose Group shall deliver to Stanford certificates evidencing such Shares duly endorsed in blank and such Shares shall be held by Stanford until the Rose Group’s obligations under the Note have been fully satisfied. All documents evidencing the loan from Stanford, including the Note and stock pledge agreement, shall be in form and substance satisfactory to Stanford in its sole discretion.

Section 3.2 Termination.

Articles I and II of this Agreement shall terminate upon the earlier to occur of: (a) immediately upon the closing of a Qualified Public Offering; (b) upon the occurrence of either the liquidation, dissolution or winding up of the Company, (either voluntary or involuntary), the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, other combination or consolidation) or a sale, transfer, lease or other conveyance of all or substantially all of the assets of the Company; unless the Company’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Company’s acquisition or sale or otherwise) hold greater than 50% of the voting power of the surviving or acquiring entity; (c)the mutual agreement of W&R and Stanford; (d) two years from the Effective Time (as defined in the Merger Agreement); or (e) termination of the Lock-Up Agreement.

Section 3.3 Further Assurances.

The parties agree to take such actions and execute and deliver such other documents or agreements as may be necessary or desirable to implement this Agreement and the consummate transactions contemplated hereby.

Section 3.4 Consent to Service of Process.

Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 3.5 hereof.

Section 3.5 Notices.

Any notice, request, demand or other communication required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given under this Agreement on the earliest of: (a) the date of personal delivery, (b) the date of transmission by facsimile, with confirmed transmission and receipt, (c) two (2) days after deposit with a nationally-recognized courier or overnight service such as Federal Express, or (d) five (5) days after mailing via certified mail, return receipt requested. All notices not delivered personally or by facsimile will be sent with postage and other charges prepaid and properly addressed to the party to be notified at the address set forth for such party:

(i)	If to W&R:

W&R South Pacific, L.P.

c/o Rose Joneson Vargas, P.C.

P.O. Box 3501, Pago Pago, American Samoa 96799

Attn: Barry Rose, Esq.

Fax: 684-699-2105

with a copy to (which shall not constitute notice):

Joseph P. Whitford, Esq.

Davis Wright Tremaine LLP

2600 Century Square

1501 Fourth Avenue

Seattle, WA 98101

(ii)	if to Stanford:

James M. Davis, Chief Financial Officer

Stanford International Bank, Ltd.

6075 Poplar Avenue, Suite 300

Memphis, TN 38119

with copies to (which shall not constitute notice):

Seth P. Joseph, Esq.

Adorno & Yoss, P.A.

2525 Ponce de Leon Boulevard, Suite 400

Coral Gables, FL 33134

Any party hereto (and such party’s permitted assigns) may change such party’s address for receipt of future notices hereunder by giving written notice to the Company and the other parties hereto.

Section 3.6 Governing Law.

This Agreement and the performance of the transactions and the obligations of the parties hereunder will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice of law principles.

Section 3.7 Entire Agreement.

This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

Section 3.8 Counterparts; Facsimile.

This Agreement may be executed in two or more counterparts, and by facsimile signatures, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 3.9 Amendments and Waivers.

No provisions hereof may be waived or amended without the written consent of W&R and Stanford. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

Section 3.10 Successors and Assigns.

This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives. Unless otherwise provided herein, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the parties hereto, without the prior written consent of the other party, except for assignments to affiliates, which can be made without consent of the other party and which shall not constitute a breach of this Agreement. A party that assigns to an affiliate shall provide reasonable post-assignment notice to the other party.

Section 3.11 Severability.

The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision hereof will not affect the validity or enforceability of the other provisions hereof.

Section 3.12 Titles and Subtitles.

The article and Section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

Section 3.13 Third Parties.

Nothing in this Agreement, express or implied, is intended to confer upon any third party other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

Section 3.14 Construction.

The parties hereto have jointly participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement. Any reference to any federal, state, local or foreign law will also be deemed to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context otherwise requires. The word “including” means “including without limitation”. Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

Section 3.15 Remedies.

The parties hereto shall have all remedies for breach of this Agreement available to them as provided by law or equity. Without limiting the generality of the foregoing, the parties agree that in addition to any other rights and remedies available at law or in equity, the parties shall be entitled to obtain specific performance of the obligations of each party to this Agreement and immediate injunctive relief and that, in the event any action or proceeding is brought in equity or to enforce the same, no party will urge, as a defense, that there is an adequate remedy at law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

Section 3.16 Attorneys’ Fees.

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or any other agreement or document to be executed or delivered pursuant hereto, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and disbursements in addition to any other relief to which such party may be entitled.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Co-Sale and First Refusal Agreement on the day and year indicated above.

W&R:	W&R South Pacific, L.P.

By W&R, INC., Its General Partner

By:
	Name:	Barry Rose, President

STANFORD:	STANFORD INTERNATIONAL BANK, LTD.

By:
James M. Davis, Chief Financial Officer